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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                           SouthFirst Bancshares, Inc.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   844271 10 6
                                 --------------
                                 (CUSIP Number)


                                 October 1, 1998
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]     Rule 13d-1(b)
                              [X]     Rule 13d-1(c)
                              [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continued on the following page(s))






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CUSIP No.  844271 10 6                13G
         -----------------
--------------------------------------------------------------------------------

  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Pension & Benefit Financial Services, Inc.
               I.R.S. Identification No.: 582305000
--------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
              ( )                                                        (b) [ ]
--------------------------------------------------------------------------------

  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Alabama Corporation
--------------------------------------------------------------------------------

               5      SOLE VOTING POWER
 NUMBER OF
  SHARES                    66,400
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY
   EACH        6      SHARED VOTING POWER
 REPORTING
  PERSON                    0
   WITH        -----------------------------------------------------------------

               7      SOLE DISPOSITIVE POWER

                            66,400
               -----------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------

  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               66,400
--------------------------------------------------------------------------------

 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.1%
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

                CO
--------------------------------------------------------------------------------


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Item 1(a).     Name of Issuer.

               SouthFirst Bancshares, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices.

               126 North Norton Avenue, Sylacauga, AL 35150

Item 2(a).     Name of Person Filing.

               Pension & Benefit Financial Services, Inc.
                        I.R.S. Identification Number: 582305000

Item 2(b).     Address of Principal Business Office or, if none, Residence.

               260 Commerce Street, 3rd floor, Montgomery, AL 36101

Item 2(c).     Citizenship.

               Alabama Corporation

Item 2(d).     Title of Class of Securities.

               $.01 par Common Stock

Item 2(e).     CUSIP Number.

               844271 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

               Not applicable

Item 4.        Ownership.

               (a)  Amount Beneficially Owned:

               66,400 shares

               (b) Percent of Class:

               7.1%


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         (c) Number of Shares as to Which Such Person has:

              (i)    sole power to vote or to direct the vote: 66,400
              (ii)   shared power to vote to to direct the vote:  -0-
              (iii) sole power to dispose or to direct the disposition of: 66,400
              (iv) shared power to dispose or to direct the disposition of: -0-

         None of the above represent shares which there is a right to acquire.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         All shares reported on this form are held by Pension & Benefit as fiduciary for SouthFirst Bancshares, Inc. Employee Stock Ownership Plan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable

Item 10. Certification.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not required and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: December 16, 1999

                                      Pension & Benefit Financial Services, Inc.


                                      By: /s/ J. Malcomb Massey
                                          --------------------------------------
                                          J. Malcomb Massey
                                          President